CAPITAL GROWTH SYSTEMS, INC.

NOTICE OF
SPECIAL MEETING OF STOCKHOLDERS
AND
PROXY STATEMENT

Date: ________________, 200[_]

Time: 10:00 a.m.

Place: 111 E. Wacker, Suite 2800

Chicago, Ill. 60601

Capital Growth Systems, Inc.
500 W. Madison Street, Suite 2060
Chicago, IL 60661
(312) 673-2400

Notice of Special Meeting of Stockholders
to be Held                                         , 200[  ]

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Capital Growth Systems, Inc., which will be held on ________________, 200[_] beginning at 10:00 a.m. central time, at 111 E. Wacker, Suite 2800, Chicago, Illinois 60601. At the special meeting, you will be asked to:

•	approve an amendment to our Articles of Incorporation to increase the maximum number of shares of our Common Stock that we are authorized to issue from 350 million to 990 million; and

•	transact any other business that may properly be presented at the special meeting.

If you were a stockholder of record at the close of business on [______________], you may vote in person at the special meeting and any postponements or adjournments of the meeting. A list of these stockholders will be available at our offices before the special meeting.

Please sign, date and promptly return the enclosed proxy card in the enclosed envelope, so that your shares will be represented whether or not you attend the special meeting.

By order of the Board of Directors,
Patrick C. Shutt
Chief Executive Officer

_____________, 200[__]

i

This proxy statement contains information related to the special meeting of stockholders to be held __________, 200[_], beginning at 10:00 a.m. Central Standard Time at 111 East Wacker Drive, Suite 2800, Chicago, Illinois 60601, and at any postponements or adjournments thereof. This proxy statement is being mailed to stockholders on or about _________, 200[_].

INFORMATION ABOUT THE SPECIAL MEETING

Information about Attending the Special Meeting

The Board of Directors is soliciting your vote for the special meeting of stockholders. You will be asked to vote on:

•	approving an amendment to our Articles of Incorporation to increase the maximum number of shares of our Common Stock that we are authorized to issue from 350 million to 990 million; and

•	any other business that properly comes before the meeting.

If you own shares of Common Stock in more than one account, such as individually and jointly with your spouse, you may receive more than one set of these materials. Please make sure to vote all of your shares. This proxy statement summarizes information we are required to provide to you under the rules of the Securities and Exchange Commission. If you plan on attending the special meeting of stockholders in person, please contact the Company c/o Cheryl Miller at 312-261-4155 (or at cmiller@globalcapacity.com) so that we can arrange for sufficient space to accommodate all attendees.

Information About Voting

You will have one vote for each share of Common Stock that you owned on [___________], 200[_], which is the record date for the special meeting. There is no cumulative voting. Not less than a majority of the ___________outstanding shares as of the record date, or shares representing [___________] votes of Common Stock must be present to hold the special meeting.

You may own shares in one of the following ways: directly in your name as the stockholder of record or indirectly through a broker, bank, or other holder of record.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us or vote in person at the meeting. If you hold your shares in a brokerage account or through a bank or other holder of record, you hold the shares in “street name,” and your broker, bank, or other holder of record is sending these proxy materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by filling out a voting instruction form that accompanies your proxy materials.

Your vote is important. You may vote in person or by granting us a proxy to vote on the proposals. To vote by proxy you must sign, date and return the enclosed proxy card in the enclosed envelope. If you grant us a proxy, you may nevertheless revoke your proxy at any time before it is exercised by: (1) sending written notice to us, attention: Corporate Secretary; (2) providing us with a later-dated proxy; or (3) attending the special meeting in person and voting your shares. Merely attending the special meeting, without further action, will not revoke your proxy.

If you return your proxy card, but do not indicate how your shares should be voted, they will be voted “for” in accordance with the board’s recommendation for each proposal.

Information Regarding Tabulation of the Vote

Our Chief Financial Officer will tabulate all votes cast at the meeting and will act as inspector of election at the meeting.

Quorum Requirement

Stockholders owning shares representing a majority of our outstanding shares of Common Stock must be present in person or by proxy in order for action to be taken at the meeting. For these purposes, “abstentions” and “broker non-votes” will be counted as present for determining whether a quorum is present. A broker non-vote occurs when shares registered in the name of a broker are not voted because the broker does not have the authority to do so from the beneficial owners.

Information About Votes Necessary for Action to be Taken

The proposal to amend our Articles of Incorporation requires the affirmative vote of a majority of our outstanding shares of Common Stock represented in person or by proxy at the meeting. A properly executed proxy marked “Abstain” with respect to such matter will not be voted, although it will be counted for purposes of establishing a quorum. Accordingly, an abstention will have the effect of a no vote.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some or all of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by “broker non-votes” will, however, be counted in establishing a quorum.

Costs of Proxies

We will pay all the costs of soliciting proxies and holding the special meeting. We may retain a third party to assist in this process. In the event that we retain a proxy solicitor, it is estimated that the cost of such retention will be in the range of approximately $10,000 to $20,000 plus reimbursement for out of pocket expenses. Proxies will be solicited by our directors, officers, or employees. We will not pay additional compensation to these individuals for these activities. We also intend to request that brokers, banks, and other nominees solicit proxies from their principals. We will pay the brokers, banks, and other nominees for certain expenses that they incur for these activities.

Other Matters

We are not aware of any other matter to be presented at the special meeting. Generally, no business aside from the items discussed in this proxy statement may be transacted at the meeting. If, however, any other matter properly comes before the special meeting as determined by the chairman of the meeting, your proxies are authorized to act on the proposal at their discretion.

Available Information

This proxy statement is available on our Internet website at www.globalcapacity.com. We file reports, proxy materials, and other information with the Securities and Exchange Commission (“SEC”). These reports, proxy materials, and other information can be inspected and copied at the Public Reference Section maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; at The Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and at 233 Broadway, New York, New York 10279. Copies can be obtained by mail from the SEC at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.

PROPOSAL NO. 1 – AMENDMENT TO THE ARTICLES

Our Board adopted a resolution to amend, and to recommend our stockholders to approve, Article III of our Articles of Incorporation, referred to herein as the “Articles,” in order to increase the number of shares of Common Stock authorized for issuance from 350,000,000 shares to 990,000,000 shares.

The full text of Article III of the Articles as proposed to be amended by this proposal would be as follows:

The maximum number of shares of stock that this corporation is authorized to have outstanding at any one time is 990,000,000 shares of Common Stock, $.0001 par value per share and 5,000,000 shares of preferred stock, $.0001 par value per share with such rights and preferences as determined by the Board of Directors.

Florida law requires us to obtain approval from our stockholders to amend our Articles to increase the number of shares of authorized Common Stock.

Reasons for and General Effect of the Proposed Amendment

We recently closed on a number of financing transactions pursuant to which we issued securities that are convertible into shares of our Common Stock and/or contain warrants exercisable for the purchase of shares of our Common Stock. The total number of shares of Common Stock that we may be required to issue upon conversion or exercise of these securities, together with previously issued warrants, options, and convertible debentures, exceeds the current number of shares of Common Stock that we are authorized to issue. As a result, as part of the November Transactions (as described below), we agreed to seek shareholder approval to increase the number of our authorized shares of Common Stock to not less than 600 million shares. Although an increase in authorized shares of Common Stock to 600 million shares will satisfy our requirements under the November Transactions, and will provide sufficient shares to cover any future issuances of Common Stock required pursuant to November Transactions, we are asking our shareholders to approve an increase in our authorized shares of Common Stock to 990 million (as opposed to 600 million). We believe that such an increase will give us the flexibility to issue shares of Common Stock for future acquisitions or other transactions where the need to issue Common Stock may arise. This proxy statement contains a summary of the November Transactions.

NOVEMBER TRANSACTIONS

General Overview

On November 14, 2008, we, entered into an Interest and Loan Purchase Agreement (the “ILPA”) with Vanco plc, a U.K. corporation in administration (“Seller”) pursuant to which our wholly-owned subsidiary, Capital Growth Acquisition, Inc. (“CGAI”) agreed to purchase all of the outstanding membership interests (the “Interests”) of Vanco Direct USA, LLC (“Vanco Direct”). We and the Seller submitted a joint application to the Federal Communications Commission (“FCC”) for the granting of a special temporary authority (“STA”) for CGAI to operate the assets of Vanco Direct under a management services agreement pending the formal approval of the change in beneficial ownership of Vanco Direct as a result of the sale of the Interests. On November 19, 2008, the FCC granted the STA, which is effective for a period of sixty days.

The purchase price for the Interests was funded on November 20, 2008, shortly following the granting of the STA (with such closing date defined as the “Financial Closing”). In order to finance the purchase of the Interests, we entered into the following additional agreements, effective as of the Financial Closing of the transaction: (i) a Term Loan and Security Agreement with ACF CGS, L.L.C., as agent for one or more lenders (the “Term Loan Agreement”) pursuant to which we agreed to borrow $8.5 million from the senior lender(s), which amount may increase to up to $10.5 million (collectively, the “Senior Lender”); (ii) a Consent, Waiver, Amendment, and Exchange Agreement (the “Waiver Agreement”) with holders of our outstanding Senior Secured Convertible Debentures issued on March 11, 2008 (the “March Debentures”), pursuant to which the holders waived and amended certain conditions contained in the March Debentures (as well as effected an exchange of the March Debentures for new original issue discount debentures) and the corresponding Securities Purchase Agreement by and among us and the holders of the March Debentures (the “March SPA”) which Waiver Agreement enabled us to enter into the Term Loan Agreement and issue the November Debentures (defined below) and enter into the other transactions referenced below; (iii) a new Securities Purchase Agreement (the “November SPA”) pursuant to which we issued to certain holders of the March Debentures and to certain additional designated purchasers an additional $9,025,000 of purchase price amount of junior original issue discount secured convertible debentures (the “November Debentures”) coupled with warrants; (iv) an unsecured $3 million convertible debenture issued to the Seller, subject to increase by up to $1,000,000 (“Seller Debenture”); (v) an intercreditor agreement which governs the priorities and payments in favor of the Senior Lender (“Senior Lender Intercreditor Agreement”) relative to the holders of the Amended March Debentures and the November Debentures (collectively, the “Junior Secured Creditors”); and (vi) an intercreditor agreement which governs the priorities and payments in favor of the Junior Secured Creditors (the “Junior Lender Intercreditor Agreement”) relative to the holder of the Seller Debenture. In addition, we amended our engagement agreement with Capstone Investments and effected a new consulting agreement with Salzwedel Financial Communications, Inc. and provided certain common stock and/or warrants pursuant to those agreements.

Seller Debenture

On the date of the Financial Closing, in partial consideration for the Interests, we issued to the Seller the Seller Debenture, an unsecured, non-interest bearing convertible debenture in the principal amount of $3 million, which may be increased to $4 million based on either: (i) certain payments received by Vanco Direct with respect to a sublease by Vanco Direct of certain office property located in Chicago, Illinois from a current occupant of that space; or (ii) the assumption by such occupant of certain of Vanco Direct’s obligations regarding such space. At any time after we increase our number of authorized shares of Common Stock to not less than 600 million (the “Authorized Share Increase”), the Seller may convert all or any portion of the Seller Debenture into shares of Common Stock at a conversion rate of $0.24 per share. However, the Seller may not sell any of the shares it received from such conversion until November 20, 2009, unless sold in a private transaction with similar restrictions on resale of such Common Stock. As such, the entire Seller Debenture may be converted into an aggregate of 12.5 million shares of Common Stock, subject to increase to the extent its principal amount is increased.

Amended and Restated March Debentures

Pursuant to the Waiver Agreement, the holders of $16 million of original principal amount of the March Debentures exchanged their March Debentures for amended and restated March Debentures maturing March 11, 2015, convertible into Common Stock at $0.24 per share (the “Tranche 1 Amended March Debentures”) in which the remainder of the interest that would have accrued under their March Debentures, plus the sum of 25% of their original principal amount, plus all liquidated damages accruing with respect to the original registration rights agreement regarding the March Debentures (12% of original principal amount) was added to the principal amount of the Tranche 1 Amended March Debentures (collectively, the “Add-on Amount”). The Tranche 1 Amended March Debentures do not accrue interest through maturity; however, the Add-on Amount is scheduled to be fully redeemed through level amortization on a quarterly basis over 21 periods starting July 1, 2009, and continuing through the applicable time period, and thereafter at maturity the original $16,000,000 of initial funding will be due. The Senior Lender Intercreditor Agreement contains certain conditions to the cash payment of the quarterly redemption amounts. To the extent we fail to satisfy those conditions, the Tranche 1 Amended March Debenture holders at their election can either accept payment of such amount with Common Stock valued at 90% of the volume weighted average price for a designated ten-day period prior to each payment or, alternatively, accrue the unpaid portion with interest until maturity. Many of the remaining terms of the March Debentures were embodied in the Tranche 1 Amended March Debentures, which include the right to convert the principal amount of the debentures to Common Stock, provided that the Add-on Principal amount is not convertible until the Authorized Share Increase (contemplated by this proxy statement) due to the current lack of sufficient authorized Common Stock to guarantee the issuance of the maximum number of shares issuable thereunder.

With respect to two affiliated holders of March Debentures, who in the aggregate held $2,459,160 of principal amount of March Debentures (as reduced from original aggregate principal amount of $3 million due to prior conversions of principal to Common Stock), we exchanged their March Debentures for new debentures (the “Tranche 2 Amended March Debentures”) which mirror the Tranche 1 Amended March Debentures except that: (i) the Add-on amount for the Tranche 2 Amended March Debentures is limited to the liquidated damages amount accrued for failure to have the registration statement declared effective on a timely basis plus certain legal fees incurred by the holders in negotiation and documentation of the revised transactions; and (ii) at the Financial Closing, we made a one-time payment of all interest accruing or scheduled to accrue with respect to the corresponding original March Debentures (approximately $915,000), in satisfaction of all interest accruing on the debentures. The aggregate principal amount of the Tranche 2 Amended March Debentures is $2,832,484. The Add-on amount of these debentures is scheduled to be amortized in a manner similar to that of the Add-on Amount of the Tranche 1 Amended March Debentures.

Agent Warrant and Term Loan Agreement

In connection with entering into the Term Loan Agreement, at the Financial Closing we issued to the Agent a warrant to purchase up to 12 million shares of our Common Stock having a term of five (5) years and exercisable at $0.24 per share. The Warrant contains anti-dilution and cashless exercise provisions and is not exercisable until the Authorized Share Increase.

November Debentures and Warrants

Pursuant to the November Securities Purchase Agreement, we completed a private placement effective as of the Financial Closing date of $9,025,000 of securities with a limited number of investors (“Purchasers”) including: (i) certain of the holders of the March Debentures; (ii) Aequitas Catalyst Fund, LLC, which converted its $500,000 short-term loan to a November Debenture; and (iii) Capstone Investments, which was credited with the purchase of $700,000 of November Debentures in satisfaction of certain of its fees and expenses. The securities are comprised of: (i) November Debentures in an aggregate principal amount of $14,891,250 (inclusive of the 65% increment noted below), maturing seven (7) years from issuance and convertible into Common Stock at $0.24 per share (the “Conversion Price;” representing 62,046,875 shares of Common Stock on an as-converted basis, subject to possible adjustment as a result of the full-ratchet anti-dilution protection contained therein); and (ii) one warrant per November Debenture, providing a right to purchase 75% of the number of shares of Common Stock purchasable with the original subscription amount of the November Debenture, at a price of $0.24 per share (subject to possible adjustment as a result of the full-ratchet anti-dilution protection contained therein) having a term ending seven (7) years from the Financial Closing date (the “November Warrants”). The November Debentures are original issue discount securities and do not call for the payment of interest over their term. In lieu of interest, the principal amount of each November Debenture is equal to the subscription amount paid for such November Debenture multiplied by 1.65 (such 65% increase over the original subscription amount being the “November Debenture Add-on Amount”). Conversion of the November Debentures shall not be permitted until we effect the Authorized Share Increase.

First Amendment to Capstone Engagement Agreement

We entered into a first amendment to our Engagement Agreement with Capstone Investments (“Capstone”), a registered broker/dealer that assisted us on an exclusive basis with respect to the placement of the Term Loan and the November Debentures. The first amendment required that Capstone be compensated in the amount of 7% of the cash proceeds raised from the sale of the Term Loan and November Debentures and be issued a warrant (convertible at $0.24 per share and containing cashless exercise rights) to purchase 7% of the shares of Common Stock that could be purchased as of the Financial Closing with respect to the total cash raised, were it all to be converted to Common Stock at $0.24 per share and subject to cashless exercise rights. Capstone was paid a fixed $200,000 non-accountable expense reimbursement (one half in cash and one half in the form of a November Debenture) to cover all expenses it incurred from the date of its initial engagement in connection with the March Debentures through the Financial Closing. This resulted in commissions of $1,226,750 (exclusive of the expense reimbursement above) and a warrant to purchase up to 5,111,458 shares of Common Stock, exercisable at $0.24 per share for a period of five (5) years following the Financial Closing. Capstone was credited with the purchase of $700,000 of securities, comprised of November Debentures and corresponding warrants, as partial satisfaction of the fees and expense reimbursements identified above.

Financial Consulting Services Agreement

We signed an agreement, to be effective as of the Financial Closing, with Salzwedel Financial Communications, Inc. (“SFC”) for the provision of financial consulting services through October 31, 2009. SFC will perform investor relations and public relations services for us with respect to the financial community, as well as other services. In consideration for such services, the agreement provides that we will pay SFC an $8,000 per month consulting fee and issue to it: (i) 2 million shares of Common Stock – effective as of the date of the Authorized Share Increase; and (ii) a five-year warrant to purchase up to 15 million shares of Common Stock, exercisable at $0.24 per share and containing cashless exercise rights.

Certain Effects of the Proposed Amendment

The proposed amendment to our Articles to increase the number of shares of authorized Common Stock would not affect the rights of existing holders of Common Stock except to the extent that future issuances of Common Stock would reduce each existing stockholder’s proportionate ownership. Holders of existing Common Stock do not have any preemptive rights to subscribe for the purchase of any shares of Common Stock, which means that you would not have a prior right to purchase any new issue of Common Stock in order to maintain your proportionate ownership.

The issuance of additional shares of Common Stock could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of us. We are not aware of any attempts on the part of a third party to effect a change of control and the amendment has not been proposed to prevent a change of control.

If the holders of Common Stock approve this proposal, we will file the Amended and Restated Articles of Incorporation with the Secretary of State of Florida (the “Secretary”) and the amendment and restatement of our Articles as described above will be effective upon the acceptance of the of Amended and Restated Articles of Incorporation by the Secretary.

RECOMMENDATION OF THE BOARD: The Board recommends that you vote “FOR” the amendment to our Articles of Incorporation in order to increase the number of shares of Common Stock authorized for issuance as described herein.

YOUR VOTE IS IMPORTANT. THE PROMPT RETURN OF PROXIES WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

CAPITAL GROWTH SYSTEMS, INC.
500 West Madison Street, Suite 2060
Chicago, Illinois 60661
This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Patrick C. Shutt and George King and each of them as Proxies, with the power to appoint their substitutes, and hereby authorizes them to represent and to vote all the shares of Common Stock of Capital Growth Systems, Inc., held of record by the undersigned at the close of business on [_________], 2008, at the Special Meeting of Stockholders when convened on [___________] and at any postponements or adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS SET FORTH HEREIN. In the event that any other matter may properly come before the Special Meeting, or any postponements or adjournments thereof, the Proxies are authorized, in their discretion, to vote on the matter.

PLEASE MARK VOTES AS IN THIS EXAMPLE ☒
	FOR ☐	AGAINST ☐	ABSTAIN ☐
1.	Approve an amendment to our Articles of Incorporation to increase the maximum number of shares of our Common Stock that we are authorized to issue from 350 million to 990 million.
PRINT NAME OF STOCKHOLDER: (or both Stockholders if held jointly) Signature of Stockholder	Dated:
Signature, if held jointly	Dated:
Signature, if held jointly	Dated:
Signature, if held jointly	Dated:
Signature, if held jointly	Dated:

Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee, guardian or in another representative capacity, please give your full title. If a corporation or partnership, please sign in the name of the corporation or partnership by an authorized officer or person. Please sign, date and return this proxy card promptly using the enclosed envelope.